CHACHAS LAW GROUP P.C. Attorneys at Law 11682 El Camino Real, Suite 110 San Diego, California 92130	Telephone: (815) 925-6400 Facsimile: (858) 356-9721

February 23, 2021

Bakhu Holdings, Corp.

One World Trade Center

Suite 130

Long Beach, CA 90831

Re:Bakhu Holdings, Corp.

Registration Statement on Form S-1

To Whom It May Concern:

We have acted as counsel to Bakhu Holdings, Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, with respect to the resale from time to time by the selling stockholders of the Company, as detailed in the Registration Statement (the “Selling Stockholders”), of up to 115,964,993 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) originally issued by the Company and subsequently acquired by the Selling Shareholders.

In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon resolutions duly adopted by the Company’s board of directors, information from the Company’s financial statements reflecting its receipt of agreed consideration for the issuance of the Shares, and representations, statements and certificates of officers and directors of the Company and of public officials. This opinion is limited to the laws of the State of Nevada.

As such counsel and only for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates, filings, and other instruments of the Company and corporate records furnished to us by the Company, and reviewed filings public records of the Company, and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)       the Registration Statement;

(ii)       the Amended and Restated Articles of Incorporation of the Company, as amended from time to time, as filed with the Office of the Secretary of State of the State of Nevada;

(iii)       the Amended and Restated Bylaws of the Company, as amended, as presently in effect;

(iv)resolutions duly adopted by the Company’s board of directors at duly constituted meetings or by unanimously written consents authorizing the issuance of the Shares; and

(v)the financial reports of the Company reflecting its receipt of the consideration specified in board resolutions for this issuance of the Shares.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.  As to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements and certificates of officers and directors of the Company and of public officials.

Bakhu Holdings, Corp.

Opinion of Counsel

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable under Nevada law.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than Nevada, as in effect on the date of this letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the registration of the Shares for resale by the Selling Shareholders under the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

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Very truly yours,

/s/ Chachas Law Group P.C.

Chachas Law Group P.C.